Exhibit 10.1

DATED 30th June 1994

FINANCE LEASE AGREEMENT

BETWEEN

RAILTRACK PLC

and

BR TELECOMMUNICATIONS LIMITED

Bird & Bird

90 Fetter Lane

London EC4A 1JP

Tel: 071 242 6681

Fax: 071 242 3643

REF: MXR/RRG/DXK

SCHEDULE 1	-	Description of the Railtrack Equipment and Rentals
SCHEDULE 2	-	Maintenance Obligations - List of Applicable Group Standards
SCHEDULE 3	-	Spares

THIS AGREEMENT is made on 30th June 1994

BETWEEN

(1)	RAILTRACK PLC a company incorporated in England and Wales under registration number 2904587 the registered office of which is at 40 Bernard Street London WC1 1BY (“Railtrack”)

(2)	BR TELECOMMUNICATIONS LIMITED a company incorporated in England and Wales under registration number 2495998 the registered office of which is at Euston House, 24 Eversholt Street, London NW1 1DZ (“BRT”)

RECITALS

(A)	This agreement is made pursuant to the Framework Agreement relating to this and other agreements which was made between the parties on 1 April 1994 and which was itself a supplemental agreement to the two Transfer Schemes made by British Railways Board under section 85 of the Railways Act 1993 in favour of, respectively, BRT and Railtrack on 30 March 1994, which schemes took effect on 1 April 1994.

(B)	Certain telecommunications cabling and related equipment have been vested in Railtrack pursuant to the Railtrack Scheme (as defined below) and Railtrack has agreed to lease such cabling and equipment to BRT on the terms of this Agreement.

OPERATIVE PROVISIONS

1.	DEFINITIONS AND INTERPRETATION

1.1 In this Agreement unless the context otherwise requires:

Additional Spares means such equipment, assemblies, apparatus and pans which are capable of being used as spare or replacement pans for any item of Railtrack Equipment, together with all handbooks, manual, data and drawings relating thereto, which are not Spares and which BRT may procure from rime to time to comply with its maintenance obligations under Clause 6;

Approved Contractor means British Railways Board (British Rail Infrastructure Services Division), its successors and/or permitted assigns or such other contractor or contractors as may from time to time be appointed by Railtrack for the purpose of maintaining rail infrastructure;

BRT Equipment means any telecommunications or related apparatus or equipment which is not Railtrack Equipment or Spares and which belongs to or is operated by or on behalf of BRT or its customers:

BRT Group means all Subsidiary Undertakings of BRT or, if relevant, any Parent Undertaking of BRT and all Subsidiary Undertakings of that Parent Undertaking;

BRT Scheme means the Transfer Scheme made on 30th March 1994 and which took effect on 1st April 1994 from British Railways Board to BRT under section 85 of the Railways Act 1993;

Cable means any wire, cable, tube, pipe, optical fibre or the like (including its casing or coating) which is designed or adapted for use in the running of a telecommunications system, including any joint boxes or the like used to connect any NTP to another,

Commencement Date means 1st April 1994;

Encumbrance means any mortgage, pledge, lien, charge, assignment for the purposes of providing security, hypothecation, security interest or trust arrangement for the purpose of providing security and any other agreement the effect of which is the creation of a security interest;

Force Majeure Event means an event as described in Clause 13.1;

Grant of Use Agreement means the Grant of Use Agreement of even date between Railtrack and BRT;

Index means the general index of retail prices (all items except food) published monthly in the Digest of Statistics by the Central Statistical Office or, if such index shall cease to be published, such other retail prices index as may be published in substitution therefor,

Network Terminating Point or NTP means a distribution frame, switch or other telecommunications equipment at which a Cable is connected;

Parent Undertaking and Subsidiary Undertaking shall have the meaning given in sections 258 to 260 and Schedule 10A of the Companies Act 1985, as amended by the Companies Act 1989, as current at the date hereof;

Primary Period means in respect of each item of Railtrack Equipment the period from the Commencement Date to the date set out against that item in Schedule 1 (but in respect of each item of Spares there is no Primary Period):

Railtrack Equipment means the Cable and other items (or in either case, any pan thereof) specified in Schedule I, as from time to time tended or deemed to be amended pursuant to the terms of this Agreement;

Railtrack Scheme means the Transfer Scheme made on 30th March 1994 and which took effect on 1st April 1994 from British Railways Board to Railtrack under section 85 of the Railways Act 1993;

Renew means in respect of any Railtrack Equipment renew, replace or refurbish and Renewal shall be construed accordingly;

Secondary Period means in respect of each item of Railtrack Equipment and Spares:

(a) where there is no Primary Period, 4 years from the Commencement Date; or

(b) where the Primary Period is two years or less, 4 years from the end of such Primary Period; or

(c) where the Primary Period is greater than two years, one year from the end of such Primary Period;

but shall continue beyond such period unless and until expiry of a notice from Railtrack to BRT pursuant to Clause 9.3, and also subject to termination by BRT of the leasing of that item in accordance with Clause 9.1.2 and to termination of this Agreement otherwise in accordance with its terms;

Software means such software in object code format as may be resident on or used in conjunction with the Railtrack Equipment and/or Spares as at the dare immediately prior to the Commencement Date, including without limitation (a) switching software for PABX equipment and miniature (“key”) switching systems resident on or used in conjunction with the Railtrack Equipment, and (b) software the licences for which were transferred to Railtrack pursuant to Clause 7.5 of the Railtrack Scheme, and which are specified or described in Schedule RTS 7.5 of the Railtrack Scheme, such software to include any modification, update or new version thereof that may be procured and brought into use pursuant to Clause 4.4, or any other software that may be procured pursuant thereto;

Spares means the spare and replacement telecommunications or related apparatus or equipment described in Schedule 3 together with all handbooks, manuals, data and drawings relating thereto;

Unavailability in relation to any Railtrack Equipment, includes the same in whole or in part being unusable by, not available to or inaccessible to, BRT for whatever reason whether pursuant to this Agreement or otherwise and “Unavailable” shall be construed accordingly.

1.2 Clause headings and the table of contents are inserted for case of reference only and shall not in any way affect the interpretation of this Agreement.

1.3 References to Clauses and Schedules art to be construed as references to the clauses of, and schedules to, this Agreement.

1.4 Words importing the plural shall include the singular arid vice versa.

1.5 References to any statutes or statutory provisions include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision.

2.	LEASE OF RAILTRACK EQUIPMENT AND SPARES

2.1	Agreement to Lease Railtrack Equipment

Railtrack agrees to lease and BRT agrees to take on lease from the Commencement Date each item of the Railtrack Equipment for its relevant Primary Period and thereafter for the Secondary Period on, and subject to, the terms and conditions of this Agreement.

2.2	Agreement to Lease Spares

Railtrack agrees to lease and BRT agrees to take on lease from the Commencement Date each item of Spares for the Secondary Period on, and subject to, the terms and conditions of this Agreement.

2.3	Third Party Consents

2.3.1 If the consent of any third party (“third party consent”) is required for the leasing by Railtrack to BRT pursuant to the terms of this agreement of any items of Railtrack Equipment or Spares, Clause 2.1 or, as the case may be. Clause 2.2 shall not apply in respect of such items of Railtrack Equipment or Spares until such third party consent has been obtained.

2.3.2 Railtrack shall use reasonable endeavours to obtain third parry consents and BRT shall provide Railtrack with all information and assistance as Railtrack may reasonably require in connection with the obtaining of each third party consent.

2.3.3 Pending the obtaining of any third party consent. Railtrack shall permit BRT to use the relevant items of Railtrack Equipment and Spares upon and subject to the terms (other than Clauses 2.1 and 2.2) of this agreement. Notwithstanding the forgoing provisions of this Clause 2.3.3, BRT agrees and acknowledges that its rights under this agreement to use such items of Railtrack Equipment and Spares shall:

2.3.3.1 be subject and subordinate to the rights and remedies of the lessor under the relevant lease; and

2.3.3.2 terminate forthwith upon any termination of the leasing of those items under the relevant lease.

2.3.4 In the event that any requisite third parry consent cannot be obtained, the parties shall consult with each other and co-operate in good faith to agree upon a course of action which enables Railtrack to fulfil and comply with its obligations under the relevant lease and which takes into account the legitimate business interests of both parties.

2.4	Renewal of Railtrack Equipment by Railtrack

2.4.1 If at any time Railtrack wishes to Renew any pan of the Railtrack Equipment or wishes to carry out any works which would render any Railtrack Equipment Unavailable, Railtrack shall be entitled to do so upon serving on BRT reasonable prior written notice of its intention so to do. Such notice shall state the date or dates on which such activity shall be carried out and the Railtrack Equipment to which it relates and, if any Railtrack Equipment is to be replaced, shall contain a full specification of the replacement Railtrack Equipment.

2.4.2 If Railtrack carries out any activity specified in Clause 2.4.1 it shall reimburse to BRT all costs reasonably incurred by BRT in taking such steps as may be necessary to enable BRT to provide continuity of telecommunications services to its customers.

2.5	Renewal of Railtrack Equipment following notification by BRT

2.5.1 After expiry of the Primary Period in respect of any item of Railtrack Equipment, BRT shall notify Railtrack of the need to Renew any such item of Railtrack Equipment promptly after discovery by BRT of the need for any such Renewal, setting out BRT’s reasons as to why such Renewal is necessary.

2.5.2 Without prejudice to the rights of BRT under Clause 9.1.2, Railtrack shall have the sole option whether or not to carry out any such Renewal at its own expense and shall determine in consultation with BRT whether or not any such replacement Railtrack Equipment should be used for Operational Telecommunications purposes only or for both Operational Telecommunications and Business Telecommunications purposes (as such terms an; denned in the BRT Scheme) and shall notify BRT of its decision. If such Renewal is carried out and Railtrack has determined that such Railtrack Equipment is to be used for both Operational Telecommunications and Business Telecommunications purposes, the replacement Railtrack Equipment shall be deemed to be Railtrack Equipment and the parties shall agree a new Primary Period and applicable rental which shall be based on the same principles as were involved in the calculation of the Primary Period and applicable rental for the Railtrack Equipment generally (such agreement not to be unreasonably withheld or delayed).

2.6	Redesignation of Railtrack Equipment

The parties acknowledge that the list of Railtrack Equipment in Schedule 1 may not be definitive and agree to review (each parry bearing its own costs) the same in good faith during the period of 12 months from the date hereof to establish:

2.6.1 whether the rental or Primary Period in respect of any particular item in Schedule 1 should be varied; and

2.6.2 whether any particular items should be added or removed from Schedule 1.

and to agree any consequent changes to the rentals or Primary Periods set out in Schedule 1. In the case of items to be removed from Schedule 1, the parties shall also agree whether title thereto should vest in BRT or in Railtrack.

2.7	Redesignation of Spares

2.7.1 The parties acknowledge that there is no list describing the location or type of the Spares or the Railtrack Equipment to which they relate and that therefore the description in Schedule 3 is not definitive. BRT undertakes within twelve months of the Commencement Date to draw up for verification and agreement with Railtrack a schedule listing accurately and separately:

2.7.1.1 the spare and replacement parts which were transferred to BRT under the BRT Scheme by general description, which related purely to Business Telecommunications (as defined in the BRT Scheme) and Additional Spares subsequently procured in relation thereto; and

2.7.1.2 all other telecommunications spare and replacement parts which were transferred to Railtrack under the Railtrack Scheme and which related in part to Business Telecommunications and Additional Spares subsequently procured in relation thereto;

Following the drawing up of such a schedule, Schedule 3 shall be replaced by the list referred to in Clause 2.7.1.2.

2.7.2 ****

2.7.2.1 ****

2.7.2.2 ****

2.7.3 In the event of any dispute arising between the parties****, such dispute shall at the instance of either party be referred to a person agreed between the parties or, in default of agreement within 7 days of notice from either party calling on the other so to agree, to a person chosen on the application of either party by the President for the time being of the Institute of Electrical Engineers. Such person shall be instructed to reach his decision as soon as reasonably practicable. Such person shall be appointed as an expert and not as an arbitrator and the decision of such person shall be final and binding. The costs of such expert shall be borne equally by the parties unless such expert shall decide one party has acted unreasonably in which case he shall have discretion as to costs.

2.8	New Railtrack Equipment

The parties agree that from time to time the list of Railtrack Equipment in Schedule 1 shall be amended to include such items of equipment as may be completed subsequent to the Commencement Date, whether pursuant to the terms of any Railtrack investment project with BRT (as set out in the Railtrack Scheme) or otherwise, to the extent that any such equipment is intended to be used for both Operational Telecommunications and Business Telecommunications (as such terms are defined in the BRT Scheme), and Railtrack and BRT shall agree the relevant Primary Period and rental charges applicable to such Railtrack Equipment (such agreement not to be unreasonably withheld or delayed) and shall also agree changes to Schedule 1 of the Grant of Use Agreement to reflect Railtrack’s reasonable opinion of its desired usage of the new Equipment (such agreement also not to be unreasonably withheld or delayed). The parries will during the period of twelve months from the date hereof draw up a list of the projects and the equipment to which this Clause 2.8 applies (whether or not scheduled to be completed within such 12 month period).

2.9	Connection of BRT Equipment to the Railtrack Equipment

BRT shall have the right at any time to connect any BRT Equipment to any part of the Railtrack Equipment and Railtrack shall provide such assistance and take such other steps as may be reasonably requested by BRT to make such connection. BRT shall ensure that the installation, connection and bringing into service of such BRT Equipment complies with all relevant railway safety and mandatory telecommunications regulatory requirements and shall in no way interfere with or affect the safe use by Railtrack of the affected Railtrack Equipment and can be easily disconnected from the Railtrack Equipment upon expiry of the leasing hereunder if required by Railtrack. BRT shall maintain an inventory of all BRT Equipment connected to the Railtrack Equipment at any time. Railtrack shall be granted access to the inventory for the purposes of inspection on giving BRT reasonable notice.

3.	CHARGES

3.1	Rental Charges

****

3.2	Value Added Tax

3.2.1 All sums due to either party under this Agreement are exclusive of VAT thereon, if any, which shall be charged in addition thereto in accordance with the relevant regulations in force at the time of making the relevant taxable supply and shall be payable by the paying party only against receipt from the other of a valid VAT invoice in respect thereof.

3.2.2 Where under this Agreement one parry has agreed to reimburse or indemnify the other in respect of any payment made or cost incurred by the other then the first party shall also reimburse any VAT paid by the other which forms part of its payment or costs incurred to the extent that such VAT is not available for credit for the other under sections 14 and 15 of the Value Added Tax Act 1983.

3.3	Withholding Taxes

3.3.1 All moneys due from BRT to Railtrack shall be paid in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise whatsoever) unless the deduction or withholding is required by statute in which event BRT shall:

3.3.2 ensure that the deduction or withholding does not exceed the minimum amount legally required;

3.3.3 pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or the withholding;

3.3.4 furnish to Railtrack, within the period for payment permitted by the relevant law either an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld or, if such receipts are not issued by the taxation authorities concerned, a certificate of deduction or equivalent evidence of the relevant deduction or withholding.

3.4	Variation

****

4.	RAILTRACK’S REPRESENTATIONS AND UNDERTAKINGS

4.1	Quiet Enjoyment

Railtrack warrant that, subject to the terms of this Agreement and any other relevant agreement between BRT and Railtrack, so long as BRT is not in default of any of the material provisions of this Agreement, the quiet and peaceful enjoyment of the Railtrack Equipment and the Spares by BRT will not be materially disturbed and BRT’s use of the Railtrack Equipment and the Spares for the purposes intended in the Agreement will not be materially restricted.

4.2	Without prejudice to the provisions of Clause 4.1:

4.2.1 Railtrack shall have a right to carry out a physical inspection and audit of the Railtrack Equipment and the Spares at all reasonable times. Railtrack shall give BRT reasonable notice of its intention to exercise such right (but not if the relevant Railtrack Equipment or Spares is located in a shared equipment room or other premises in respect of which Railtrack has a right of access) and shall liaise with BRT to ensure that appropriate BRT personnel sure available to assist with and oversee the exercise of such right; and

4.2.2 Railtrack may, in its absolute discretion, and at its expense, require BRT to relocate any of the Railtrack Equipment and the Spares to a suitable alternative location as agreed between the parties, such agreement not to be unreasonably withheld or delayed Provided that Railtrack shall reimburse to BRT all costs reasonably incurred by BRT in taking such steps as may be necessary to enable BRT to provide continuity of telecommunications services to its customers;

4.2.3 BRT shall allow the Approved Contractor all necessary rights of access in accordance with Clause 6.2.

4.3	Encumbrances

Railtrack shall not create any Encumbrance on the Railtrack Equipment which affects or interferes with BRT’s exercise of its rights under this Agreement unless it has obtained the prior written consent of BRT.

4.4	Software

4.4.1 Railtrack hereby grants BRT a non-exclusive licence to use the Software in conjunction with the Railtrack Equipment and the Spares for the purpose of operating, using and maintaining the Railtrack Equipment and the Spares, for the duration of this Agreement. Railtrack appoints BRT its agent for the purpose of liaising in all respects with the relevant software suppliers. Railtrack undertakes to comply with any reasonable request from BRT to procure upgrades, new releases, new versions, maintenance and modifications of the Software, and new software and the right for BRT to use the same, at BRT’s sole expense on a cost reimbursable basis.

4.4.2 The parties will co-operate, and exercise best endeavours, to secure the consent of any third party to the extent that such consent may be required, for the use of the Software by BRT, and BRT shall comply and shall at the request of any third party undertake to comply with the terms of any licence relating to the Software.

5.	UNDERTAKING AS TO PLEDGING CREDIT

BRT hereby undertakes to Railtrack that throughout the lease of any Railtrack Equipment it will, unless otherwise agreed in writing with Railtrack, not pledge the credit of Railtrack for any maintenance, service, repairs, overhauls of, modifications to, or changes or alterations in, the Railtrack Equipment or otherwise.

6.	MAINTENANCE

6.1 BRT shall maintain each item of Railtrack Equipment in accordance with BRT’s obligations set out in this Clause 6, for so long as that item of Railtrack Equipment continues to be leased hereunder.

6.2	BRT shall:

6.2.1 maintain or procure the maintenance of the Railtrack Equipment so as to ensure a performance of the Railtrack Equipment to standards (i) at least equivalent to those existing immediately prior to the Commencement Date, (ii) developed and improved as part of an enhancement of the Railtrack Equipment (and its performance) undertaken by BRT, (iii) which comply with the applicable standards (including those Group Standards) from time to time in force relating, in particular, to safety issues, a non-exhaustive list of which is set out at Schedule 2, (iv) which permit compliance by BRT of its obligations under the Grant of Use Agreement and (v) as from time to time agreed pursuant to Clause 6.2.2;

6.2.2 cooperate with Railtrack in good faith to agree modifications and improvements to performance standards which are to apply to the performance by BRT of its obligations under this Clause 6;

6.2.3 allow Railtrack or the Approved Contractor in accordance with an access procedure to be agreed between the parties to inspect Railtrack Equipment at such times as may be reasonably commensurate with circumstances in order to carry out a safety audit and monitor compliance by BRT with its maintenance obligations under this Clause 6 and allow Railtrack or the Approved Contractor all such facilities and cooperation is Railtrack or the Approved Contractor shall reasonably require to carry out such audit Provided that Railtrack and the Approved Contractor shall comply with any reasonable instructions (including, without limitation, any instructions on safety procedures) issued by BRT from time to time;

6.2.4 liaise with the Approved Contractor in carrying out its maintenance obligations under this Clause in such manner as Railtrack may reasonably request;

6.2.5 take any such action as may be specified within such period as may be specified in any notice to BRT issued by the Approved Contractor in its auditing capacity or Railtrack requiring BRT to rectify any fault or remedy any deficiency in the maintenance of Railtrack Equipment necessary to ensure the safe use (in accordance with relevant group safety standards referred to in Clause 6.2.1) and operation of the Railtrack Equipment

Provided That Railtrack shall use all reasonable endeavours to ensure that any Approved Contractor shall comply with any reasonable instructions (including, without limitation, any instructions on safety procedures;) issued by BRT from time to time in relation to the exercise by the Approved Contractor of its safety audit and compliance monitoring function. Railtrack hereby undertakes to indemnify BRT for any loss or liability that BRT may suffer as a result of an Approved Contractor’s failure to comply with such instructions. Railtrack shall procure that the Approved Contractor shall provide a copy of any report prepared for Railtrack on the carrying out of the safety audit and compliance monitoring functions under this Clause 6.

6.3 In carrying out its obligations under this Clause 6, BRT shall be free to appoint sub-contractors provided that BRT shall remain liable to Railtrack at all times for their acts and omissions.

6.4 BRT shall be entitled to use any Spares in performing the obligations referred to in Clause 6.1, and BRT shall continue to be responsible for procuring and maintaining Additional Spares suitable for the maintenance of the Railtrack Equipment during the term of this Agreement. For the avoidance of doubt. BRT shall be entitled to use available Spares and Additional Spares for the purpose of maintaining operational telecommunications equipment on behalf of Railtrack pursuant to BRT’s obligations under other maintenance agreements with Railtrack: subject to replacement of the same, and to use suitable spares and replacements which BRT stores pursuant to its obligations under other maintenance agreements for the purpose of maintaining the Railtrack Equipment.

6.5 If any Spares or Additional Spares repines or arc incorporated in any Railtrack Equipment such Spares or Additional Spares shall be deemed to be pan of “the Railtrack Equipment” for the purposes of this Agreement from such date, but there shall be no change in any applicable Primary Period or Rental of the Railtrack Equipment which may be replaced by such Spares or Additional Spares, or in which the Spares or Additional Spares may be incorporated.

6.6 Title to any Additional Spares described in Clause 6.5 shall pass to Railtrack upon the date of such replacement or incorporation.

6.7 BRT shall notify Railtrack as soon as reasonably practicable:

6.7.1 of any damage, loss, confiscation, seizure, requisitioning, impounding or infringement of intellectual property rights in relation to the Railtrack Equipment; and

6.7.2 of any other circumstance which is likely to affect in a materially adverse way the ability of BRT to perform any of its obligations under this Agreement.

7.	TITLE TO RAILTRACK EQUIPMENT

Title to each item of Railtrack Equipment and Spares shall be and remain vested in Railtrack throughout the period of the Agreement. BRT shall have no right, title or interest in the Railtrack Equipment or the Spares except as set out in this Agreement.

8.	LOSS AND DAMAGE

8.1 Risk of Loss and Damage

Throughout the lease of any Railtrack Equipment and Spares BRT shall, as between Railtrack and BRT, bear the full risk of any loss of, or damage to, the Railtrack Equipment save to the extent that such loss or damage arises directly from the act or omission of Railtrack, its employees or agents (except for BRT).

8.2 Notification of Loss and Damage

Railtrack shall give BRT notice of any such loss or damage as is referred to in Cause 8.1. as soon as it becomes aware of such loss or damage.

8.3	Loss of or damage to Railtrack Equipment

BRT shall use all reasonable steps immediately to remedy, rectify or replace any loss of, or damage to, any Railtrack Equipment and Spares to at least the same standard as achieved prior to such loss or damage PROVIDED THAT such actions shall be at the sole cost of Railtrack if such loss or damage arises directly from the act or omission of Railtrack, its employees or agents (except for BRT).

8.4	Insurance

8.4.1 BRT shall at its own expense, in respect of the Railtrack Equipment and Spares at all times during the lease thereof maintain in full force and effect insurance cover as follows, Provided and to the extent that such insurance cover is available on reasonable commercial terms:

8.4.1.1 against such third party claims and in such amounts as the insuring party considers appropriate in accordance with normal industry practice;

8.4.1.2 in respect of employer’s liability insurance in such form as to comply with the Employer’s Liability (Compulsory Insurance) Act 1969 and any successive Acts of Parliament with like intent, in respect of death, injury or disease to employees or persons deemed to be or treated as employees at law, such insurance to be for an unlimited amount in respect of each and every occurrence, unless such insurance ceases to be available with cover for an unlimited amount in which case it shall be for such amount as may be reasonable;

8.4.1.3 for such property insurance as the insuring party considers appropriate in accordance with normal industry practice and which provides for the other party’s interests to be protected.

For the avoidance of doubt insurance cover shall not be regarded as being available on reasonable commercial terms if and to the extent that compliance with such terms would impose a financial obligation on Railtrack.

8.4.2 Railtrack hereby undertakes to BRT except to the extent inconsistent with Group Standards or other applicable legal or other regulatory requirements or contractual obligations that throughout the lease of any Railtrack Equipment and Spares it will not take any step which will invalidate or render unenforceable or cancellable the whole or any part of any relevant insurance policy of which it has been made aware by BRT Provided That no financial obligation shall be imposed on Railtrack.

9.	TERMINATION

9.1	BRT’s Right to Terminate

BRT shall have the right exercisable by serving not less than 60 days’ prior written notice on Railtrack:

9.1.1 if the Primary Periods of all Railtrack Equipment have expired, to terminate this Agreement; or

9.1.2 terminate the leasing of any Railtrack Equipment the Primary Period of which has expired.

9.2	Termination of Agreement

Either party may (without prejudice to its other rights) terminate this Agreement by notice in writing to the other taking immediate effect if:

9.2.1 the other is, becomes or is likely to become unable to pay its debts within the meaning of section 123(1) of the Insolvency ACT 1986; or

9.2.2 the other “makes any scheme or arrangement or composition with, or any assignment for the benefit of, its creditors, or an administration or winding up order is made against the other (save for the purposes of and followed by a voluntary reconstruction or amalgamation previously approved in writing by the non-defaulting party) or an administrator, receiver or administrative receiver is appointed in respect of all or any material part of the other’s business or assets or any distress, execution, or other legal process is levied or enforced upon any of such assets.”

9.3	Termination of leasing by Railtrack by service of notice

Railtrack may terminate the leasing of any Railtrack Equipment or Spares by service of not less than twelve months’ prior notice in writing on BRT expiring at the end of the relevant period referred to in the definition of Secondary Period or at any time thereafter.

9.4	Termination of leasing by Railtrack for default

Railtrack shall have the right exercisable by serving written notice on BRT taking immediate effect:

9.4.1 to terminate the leasing of any affected Railtrack Equipment hereunder if BRT commits a material breach of Clause 6 in respect of the maintenance of that part of the Railtrack Equipment and, having been required by Railtrack to remedy the breach (if the same be capable of remedy) fails to do so within the period stipulated by Railtrack which period shall be reasonable having regard to the nature of the breach; or

9.4.2 to terminate this Agreement if BRT ceases to have its safety case, or commits a breach which is material to the overall operation of this Agreement; or

9.4.3 to terminate this Agreement if the licence under which BRT has the right to run those telecommunications systems comprising the Railtrack Equipment is revoked or otherwise ceases to be valid and is not immediately replaced by another licence conferring such right.

10.	CONSEQUENCES OF TERMINATION

10.1	Possession of Railtrack Equipment

Upon the termination of the Agreement in accordance herewith or the expiry or termination of the lease of any item of Railtrack Equipment, Railtrack may, upon giving written notice to BRT of its intention so to do, retake possession of any (or in the case of partial termination, the relevant) Railtrack Equipment wheresoever it may be and, for such purpose, Railtrack or its agent shall have irrevocable power and authority to do all things or acts as it may consider to be necessary or advisable in order to do so, including the right to enter upon any land or premises, provided that Railtrack shall be liable to BRT for any foreseeable loss or damage suffered or incurred by such entry.

10.2	Further Acts

BRT shall, at Railtrack’s expense, do and perform such other and further acts and execute and deliver any and all such other instruments or documents as may reasonably be requested by Railtrack to give effect to Clause 10.1.

10.3	Survival of Clauses and rights

The termination of this Agreement for whatever cause shall not affect any provision of this Agreement which is expressed lo survive or operate in the event of the termination of this Agreement and shall not prejudice or affect the rights of any party against the others in respect of any breach of this Agreement or in respect of any monies payable by any one party to another in respect of any period prior to termination.

11.	NOTICES

11.1 Any notice, invoice or other document which may be given by either party under this Agreement shall be deemed to have been duly given if left at or sent by post (whether by letter or, where the parties agree, by magnetic tape or any other form), or facsimile transmission (confirmed by letter sent by post) to each party’s principal or registered office or any other address notified to each other in writing in accordance with this Clause as an address to which notices, invoices and other documents may be sent.

11.2 Any such communication shall be deemed to have been made to the other party 4 days from the dale of posting (if by letter) and if by facsimile transmission on the day of such transmission.

12.	FURTHER ASSURANCE

Each party agrees from time to time, to do and perform such other and further acts and execute and deliver any and all such other instruments as may be reasonably requested by one party of the other in order to establish, maintain and protect the rights and remedies of each party under, and to carry out and effect the intent and purpose of, the Agreement.

13.	FORCE MAJEURE

13.1 Neither party shall be liable to the other under this Agreement for any loss or damage which may be suffered by the other party due to any cause beyond the first party’s reasonable control including without limitation any act of God, inclement weather, failure or shortage of power supplies, flood, drought, lightning or fire, strike, lock-out, trade dispute or labour disturbance, the act or omission of Government, highways authorities, other telecommunications operators or administrations or other competent authority, war, military operations, or riot. If either party wishes to rely upon this Clause 13.1 it shall send written notice to the other party explaining the relevant force majeure circumstances.

13.2 If as a result of a Force Majeure Event the performance by either party of such party’s obligations under this Agreement is only partially affected such party shall nevertheless remain liable for the performance of those obligations not affected by the Force Majeure Event.

13.3 If any Force Majeure Event lasts for 6 months or less from the date of the force majeure notification under Clause 13.1, any obligation outstanding shall be fulfilled by the party affected by the Force Majeure Event as soon as reasonably practicable after the Force Majeure Event has ended, save to the extent that such fulfilment is no longer possible or is not required by the other party.

13.4 If any Force Majeure Event lasts for more than 6 months from the date of the force majeure notification and such Force Majeure Event prevents the affected party from performing such party’s obligations in whole or in part during that period, the unaffected party shall be entitled (but not obliged) to terminate the leasing of the relevant affected part of the Railtrack Equipment and Spares by giving not less than 30 days prior written notice to the other party after expiry of the 6 month period, Provided That such notice shall be deemed not to have been given in the event that notice of cessation of the Force Majeure Event is received by the unaffected party prior to the expiry of the 30 days notice.

14.	GENERAL

14.1	Waivers

Any failure or delay on the part of either party to exercise any power or right hereunder shall not operate as a waiver thereof nor shall any single or partial exercise of any such right or power preclude any other or further exercise of any such right or power. Any of the rights and remedies of either party hereunder may at any time be enforced separately or concurrently with any other rights and remedies either under this Agreement or arising by operation of law to the effect that such rights and remedies are cumulative and not exclusive of each other.

14.2	Entire Agreement

This Agreement contains the entire agreement between the parties and supersedes all previous agreements, representations, undertakings and commitments whatsoever, whether oral or in writing, other than any which, under the terms of any other written agreement entered into between the parties hereto in relation to the Railtrack Equipment, is expressed to survive the execution of this Agreement.

14.3	Partial Invalidity

If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is already invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

14.4	Confidentiality

Neither party hereto shall use, copy, adapt, alter, disclose or part with possession of any information or data of the other which is disclosed or otherwise comes into its possession directly or indirectly as a result of this Agreement and which is of a confidential nature (“Information”) except as strictly necessary to perform its obligations or exercise its rights hereunder Provided that this obligation shall not apply to Information:

14.4.1 which the receiving party can prove was in its possession at the date it was received or obtained or which the receiving party obtains from some other person with good legal title thereto in either case otherwise than as a result of Railtrack and BRT being in the same group of companies prior to the date this Agreement comes into force; or

14.4.2 comes into the public domain otherwise than through the default or negligence of the receiving parry or which is independently developed by or for the receiving party; or

14.4.3 which, with the prior consent of the other party (such consent not to be unreasonably withheld or delayed) is disclosed to obtain or maintain any listing on any recognised stock exchange.

Each party shall use its best endeavours procure that its employees and authorised sub-contractors comply with this Clause 14.4. The obligation of confidentiality in this Clause shall continue in force notwithstanding termination of this Agreement for any reason whatsoever.

14.5	Assignment and Transfer

Neither party may assign its rights under this Agreement without the prior written consent of the other party. Railtrack shall not unreasonably withhold or delay consent to the assignment by BRT of its rights under this Agreement to a member of the BRT Group. Such assignment shall not relieve the assigning party from its obligations under this Agreement.

14.6	Restrictive Trade Practices

Notwithstanding any other provision of this Agreement, no provision of this Agreement which is of such a nature as to make this Agreement liable to registration under the Restrictive Trade Practices Act 1976 shall take effect until the day after that on which particulars thereof shall have been duly furnished to the Director General of Fair Trading pursuant to the said Act. For the purposes of this Clause, “Agreement” shall include any agreement forming part of the same arrangement.

14.7 Governing Law and Jurisdiction

14.7.1 This Agreement shall be governed by and construed in accordance with the law of England and Wales.

14.7.2 Any dispute which may arise between the parties concerning this Agreement shall be determined by the High Court of Justice in England and the parties hereby submit to exclusive jurisdiction of that court for such purposes.

IN WITNESS whereof the parties or their authorised representatives have set their hands the day and year first above written.

SIGNED for and on behalf of	)
RAILTRACK PLC by	)

SIGNED for and on behalf of	)
BR TELECOMMUNICATIONS	)
LIMITED by	)